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                                                                      Exhibit 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          Three Months Ended                            Nine Months Ended
                                                              September 30,                               September 30,
                                                    ------------------------------------       ----------------------------------
                                                         1997                 1996                  1997                 1996
                                                    --------------        --------------       ------------        --------------

Primary Earnings Per Share:

(1)  Weighted average shares of
     common stock outstanding...................           263,373               245,889            243,769               247,664

(2)  Effect of issuance of shares
     from assumed exercise of
     stock options (treasury stock method)......               196                    19                206                    24
                                                    --------------        --------------       ------------        --------------
(3)  Weighted average shares....................           263,569               245,908            243,975               247,688
                                                    ==============        ==============       ============        ==============
(4)  Net income.................................    $      243,898        $      240,024       $    424,981        $      368,618

(5)  Primary earnings per share
     (line 4/line 3)............................    $         0.93        $         0.98       $       1.74        $         1.49

Fully Diluted Earnings Per Share:

(6)  Weighted average shares per
     computation on line 3 above................           263,569               245,908            243,975               247,688

(7)  Shares applicable to options
     included on line 2 above...................              (196)                  (19)              (206)                  (24)

(8)  Dilutive effect of stock
     options based on the average
     price for the period or quarter-
     end price, whichever is higher,
     of $21.75 and $22.63 for the
     third quarter of 1997 and 1996,
     respectively, and $21.75 and
     $22.88 for the first nine months
     of 1997 and 1996, respectively
     (treasury stock method)....................               215                    19                215                    24

(9)  Effect of issuance of shares from
     assumed conversion of debentures...........               946                                      946

(10) Fully diluted
     weighted average shares....................           264,534               245,908            244,930               247,688
                                                    ==============        ==============       ============        ==============
(11) Net income.................................    $      243,898        $      240,024       $    424,981    $     368,618

(12) Add: Interest on Bonds, net tax............               310                                      930

(13) Fully diluted net income...................    $      244,208        $      240,024       $    425,911        $      368,618

(14) Fully diluted earnings per
     share (line 13/line 10)....................    $         0.92        $         0.98       $       1.74        $         1.49

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)
(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.